Exhibit 99.4
[FORM OF NOTICE TO STOCKHOLDERS ACTING AS NOMINEES]
KONA GRILL, INC.
NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES
Up to [___] Shares of Common Stock
Issuable Upon Exercise of Rights to Subscribe for Such Shares at $[     ] per Share
     This letter is being distributed to broker-dealers, trust companies, banks, and other nominees in connection with the offering by KONA GRILL, INC., a Delaware corporation (the “Company”) of subscription rights (the “Rights Offering”) to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), by stockholders of record (“Record Date Stockholders”) as of the close of business, on                      [      ], 2009 (the “Record Date”). Enclosed for your consideration is a prospectus, dated                      ___, 2009, (the “Prospectus”) relating to the Rights Offering.
     Pursuant to the Rights Offering, the Company is issuing Rights to subscribe for up to [ ] shares of the Company’s Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on                      [ ], 2009 and ends at 5:00 p.m., Eastern Daylight Savings Time, on                      [ ], 2009, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Common Stock is presently listed on the Nasdaq Global Market under the symbol “KONA”. The Rights will not be listed for trading on any stock exchange or market. The Rights may not be sold, transferred, or assigned, unless otherwise required by applicable law.
     As described in the Prospectus, Record Date Stockholders will receive one (1) Right for every ___shares of Common Stock owned on the Record Date.
     Each Right entitles the holder (the “Rights Holders”) to purchase one share of Common Stock at the subscription price of $[ ] per share (the “Basic Subscription Right”).
     Four of the Company’s noteholders, who are currently stockholders of the Company, will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Right” and together with the Basic Subscription Right, the “Rights”). Each Over-Subscription Right entitles these noteholders to subscribe for an additional amount of Common Stock on a pro rata basis based on the aggregate principal amount of notes outstanding at the same subscription price. If sufficient remaining shares of Common Stock are available, all over-subscription requests will be honored in full. If requests for shares of Common Stock pursuant to the Over-Subscription Right exceed the remaining shares of Common Stock available, the remaining shares of Common Stock will be allocated on a pro rata basis based on the aggregate principal amount of notes outstanding. Rights may only be exercised for whole shares of Common Stock; no fractional shares of Common Stock will be issued in the Rights Offering.
     The Rights are evidenced by a subscription rights certificate (a “Subscription Certificate”) registered in your name or the name of your nominee.
     We are asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank, or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.
     If you exercise the Over-Subscription Right on behalf of beneficial owners of Rights, you may be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised pursuant to the Subscription Right, whether such beneficial owner is a Company noteholder entitled to Over-Subscription Rights, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

     Enclosed are copies of the following documents:
1.	Prospectus, dated [ ], 2009; and

2.	A form of letter which may be sent to beneficial holders of the Company’s Common Stock.
Rights not exercised at or prior to 5:00 p.m., Eastern Daylight Savings Time, on the Expiration Date will expire.
     Additional copies of the enclosed materials may be obtained from the Information Agent, Morrow & Co., LLC, at the following telephone numbers: (203) 658-9400 (collect) or (800) 607-0088 (toll-free).
     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY; NEITHER THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.